Exhibit 77Q1(e) – Copies of any new or amended Registrant investment advisory agreements

An Amendment as of December 17, 2010 to the Investment Advisory Agreement by and between the Registrant and Sentinel Asset Management, Inc. (as successor to Sentinel Advisors Company) dated March 1, 1993, as previously amended and restated as of April 4, 2008, is incorporated by reference to Post-Effective Amendment No. 132 to the Registrant’s Registration Statement filed on Form N-1A on March 29, 2011.